Exhibit 99.1

FOR IMMEDIATE RELEASE	SEPTEMBER 9, 2015

VERSAR INC., ANNOUNCES AGREEMENT TO ACQUIRE FEDERAL SECURITY INTEGRATION BUSINESS FROM JOHNSON CONTROLS

Offices

Headquarters

Springfield, VA

Inside the U.S.

Aiea, HI

Atlanta, GA

Boise, ID

Chandler, AZ

Charleston, SC

Columbia, MD

Denver, CO

Dulles, VA

El Paso, TX

Germantown, MD

Hampton, VA

Richardson, TX

San Antonio, TX

Outside the U.S.

Baghdad, Iraq

Kabul, Afghanistan

Manila, Philippines

Milton Keynes, UK

Misawa Air Base, Japan

Springfield, VA – SEPTEMBER 9, 2015, – Versar, Inc. (NYSE MKT: VSR) announced today that it has signed a definitive agreement to acquire Johnson Controls’ specialized federal security integration business, known as Johnson Controls Security Systems (JCSS). Headquartered in Gaithersburg, Maryland, JCSS is a CAS-compliant security systems integrator serving Federal clients by designing, installing and supporting complex physical security, network security, and facilities management systems. The acquisition price of $20M will be satisfied with cash and contingent consideration. The deal is expected to be accretive in the first year.

The agreement between the parties provides that the transaction is expected to close on or before September 30, 2015 assuming all conditions to close are satisfied.

Tony Otten, CEO of Versar, said, “The acquisition of JCSS, which is well known for its substantial security expertise, will be a great strategic fit for Versar, extending our client base, and enabling us to offer additional products and services to our existing clients. An important element of our growth strategy is to leverage our service capabilities to generate more work with our existing clients and to more effectively compete for new customers and projects in the new economic environment.”

VERSAR, INC., headquartered in Springfield, Virginia, is a publicly-traded global project management company providing sustainable value-oriented solutions to government and commercial clients in the construction management, environmental services, munitions response, and professional services market areas.

VERSAR operates the following websites: www.versar.com and www.versarpps.com.

This news release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 27, 2014, as updated from time to time in the Company’s periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	David Gray	John Nesbett or Jennifer Belodeau
	Director of Financial Reporting	Institutional Marketing Services (IMS)
	Versar, Inc.	(203) 972-9200
	(703) 642-6888	jnesbett@institutionalms.com
dgray@versar.com

For more information, please contact Investor Relations at:
6850 Versar Center Springfield, VA 22151 703.642.6888 www.versar.com